EX-34.17


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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Regulation AB Item 1122 Special Servicing Platform

Grant Thornton LLP
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Board of Directors and Shareholders
Situs Holdings, LLC

We have examined Situs Holdings, LLC, (the "Company") compliance with the servicing criteria set forth in Item 1122(d) of the U.S. Securities and Exchange Commission's Regulation AB for the Special Servicing Platform (the "Platform") described in the accompanying Management's Certification Regarding Compliance with Applicable Servicing Criteria ("Management's Report") as of and for the year ended December 31, 2013, excluding criteria 1122(d)(1)(iii), 1122(d)(2)(i-iii), 1122(d)(2)(vi), 1122(d)(3)(i-iv), 1122(d)(4)(i),
1122(d)(iv), 1122(d)(v), and 1122(d)(4)(ix -xv), which management has determined are not applicable to the activities performed by the Company with respect to the Platform. The Platform consists of the asset-backed transactions and securities defined by management in Management's Report. Management is responsible for the Company's compliance with the applicable servicing criteria. Our responsibility is to express an opinion on the Company's compliance with the applicable servicing criteria for the Platform based on our examination .

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria for the Platform and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities constituting the Platform and evaluating whether the Company performed servicing activities related to those transactions and securities in compliance with the applicable servicing criteria for the period covered by this report. Accordingly, our testing may not have included servicing activities related to each asset-backed transaction or security constituting the Platform. Further, our examination was not designed to detect material noncompliance that may have occurred prior to the period covered by this report and that may have affected the Company's servicing activities during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the applicable servicing criteria.

In our opinion, management's assertion that Situs Holdings, LLC complied with the aforementioned applicable servicing criteria as of and for the year ended December 31, 2013 for the Special Servicing Platform is fairly stated, in all material respects.


/s/ Grant Thornton LLP
Dallas, Texas
March 13, 2014

Grant Thornton LLP
U.S. member firm of Grant Thornton International Ltd